EXHIBIT 12.1


                              Congoleum Corporation
      Statement Regarding Computation of Ratio of Earnings to Fixed Charges
                             (Dollars in thousands)

                                                             2006          2005           2004           2003           2002
                                                          ---------------------------------------------------------------------
Earnings:
---------

Income from continuing operations                         $    679      $ (21,575)     $   2,948      $  (6,762)     $ (19,273)
Income tax (benefit) expense                                  (844)        (2,575)        (2,545)        (3,874)            92
Interest expense - gross                                    11,453         10,487          9,674          9,217          8,625
Capitalized interest                                           (66)           (76)          (228)          (311)          (250)
Amortization of debt origination costs                         336            336            495            509            559
Interest portion of rental expense (est.)                      289            339            359            328            330
                                                          ---------------------------------------------------------------------

Adjusted earnings                                         $ 11,847      $ (13,065)     $  10,703      $    (893)     $  (9,917)
                                                          =====================================================================

Fixed Charges:
--------------

Interest expense, net of capitalized interest             $ 11,387      $  10,411      $   9,447      $   8,906      $   8,375
Capitalized interest                                            66             76            228            311            250
Amortization of debt origination costs                         336            336            495            509            559
Interest portion of rental expense (est.)                      289            339            359            328            330
                                                          ---------------------------------------------------------------------

Fixed Charges                                             $ 12,078      $  11,162      $  10,529      $  10,054      $   9,514
                                                          =====================================================================

Ratio of adjusted earnings to fixed charges                 N/A(1)         N/A(2)            1.1         N/A(3)         N/A(4)
                                                          =====================================================================

     (1) Earnings were inadequate to cover fixed charges by             $     231
     (2) Earnings were inadequate to cover fixed charges by             $  24,226
     (3) Earnings were inadequate to cover fixed charges by             $  10,947
     (4) Earnings were inadequate to cover fixed charges by             $  19,431